UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the year ended December 31, 2021

GelStat Corp.

(Exact name of issuer as specified in its charter)

Delaware	90-0075732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7554 SW Jack James Drive, Stuart, Florida 34997

(Full mailing address of principal executive offices)

(772) 212-1368

(Issuer’s telephone number, including area code)

Common Stock

Title of each class of securities issued pursuant to Regulation A

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to “we,” “us,” “our,” “our company,” “the company,” or “GelStat” refer to GelStat Corp., a Delaware corporation.

Special Note Regarding Forward Looking Statements

Certain information contained in this report includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to our company and our management and our interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events.

Forward-looking statements are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors.

These factors include, among other things:

•	Our ability to raise sufficient funding to support current operations and grow into new businesses and our dependence upon external sources for the financing of our operations;

•	our ability to attract or maintain a critical mass of users to accept our products in a cost-effective manner;

•	we have a limited operating history and have an evolving and unpredictable business model and we may never generate meaningful revenues. A purchaser of Shares will have limited benefit in reviewing the company’s prior performance;

•	the amount and nature of competition from companies in the healthcare and consumer product industry that manufacture homeopathic products;

•	our success establishing and maintaining contractual business arrangements;

•	the effects of COVID-19;

•	the effects of any reforms or changes in the healthcare and consumer product industry; and

•	our ability to achieve, maintain regulatory approvals and comply with applicable regulations.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors and matters described in this report generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this report will in fact occur. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within the Company’s Offering Circular filed December 15, 2021, as the same may be amended or supplemented from time to time.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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ITEM 1. BUSINESS

The Company

We are a consumer health care company dedicated to the cost-effective development and marketing of over-the-counter (OTC) and other non-prescription consumer health care products.

GelStat will continue to operate as a direct-to-consumer retailer and will continue to evolve its marketing strategies with an expanded distribution base through third-party distribution mechanisms.

GelStat plans to introduce new products and market those products with national digital reach targeting concentrated market areas designed to grow our distribution network.

In March 2020, a new CEO was appointed. In July 2020, the CEO initiated operations with the purchase of inventory and leasing of office and warehouse space. In late 2020, the Company began reengaging with capital markets and seeking additional financing which is ongoing at this time.

In January 2021, GelStat returned to OTC Markets by updating disclosure documents and deploying processes to ensure public filings, transparent operations and shareholder engagement. On June 22, 2021, the Company filed an amendment of its certificate of incorporation with the State of Delaware to increase its authorized common stock shares to 5,000,000,000. On July 6, 2021, the Company filed a certificate of designation to authorize 51 shares of Series A Preferred Stock, par value $0.01.

Products

We currently offer non-nonsteroidal anti-inflammatory homeopathic drugs (non-NSAID) targeting consumer concerned with migraines, headaches, or sleep. Currently, approximately two-thirds of the population of the United States of America is affected by one of the aforementioned issues. We plan to introduce enhanced versions of our current line of products allowing for improved performance and focusing on prevention of symptoms when that formulation is supported by scientific research.

Our aim is to produce and sell products that are:

•	Effective plant-based and natural;

•	Safe to use;

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•	Reduce symptoms and need for medication;

•	Have no known side effects; and

•	Non-narcotic and non-NSAID.

The approximate number of individuals in the United States of America suffering from the types of symptoms that our products are aiming to address are as follows:

•	Migraines - 38 million people reported monthly

•	Sleep - 110 million estimated

The above statistics indicate the potential markets for our products, and the basis of our belief to launch a widespread and successful marketing campaign for our products that we believe will generate a larger revenue base. Below is a description of our products:

GelStat Migraine

The Company's first product is GelStat® Migraine is a homeopathic drug designed to provide acute relief from migraine and migraine-like headaches. GelStat Migraine was originally launched through distributors into retailers and wholesalers across the United States.

The global migraine drug market was valued at $1.7 billion in 2017, according to studies from Allied Market Research and Grand View Research, and is expected to reach $2.1 billion by 2025, growing at an expected CAGR of 3.1% during the forecast period (2018-2025). North America is anticipated to be the highest revenue contributor throughout the forecast period.

GelStat Migraine maintains a competitive edge in a market were non-prescription NSAID medications become less desirable due to long term organ damage and supplements with less effectiveness gain appeal being labelled natural and with negligible side effects. GelStat Migraine has yet to reach its market potential while becoming a bridge for downstream derivatives that will refresh the brand. We also are working with search engines to effectively promote and advertise our products. Additional efforts to expand brand and product awareness will include research studies designed to induce new users to GelStat Migraine, continuously seeding downstream social interactions and mentions.

GelStat Migraine is administered sublingually (under the tongue), where it is held in place briefly before being swallowed. Gelstat Migraine is provided in single dose dispensers, which are intended to ensure ease of use as well as consistent, accurate administration of medication. By utilizing an orally dispersible tablet to deliver the planned combination of ingredients, the product contains advantageous relative to competing products. GelStat Sleep is provided as an orally dispersible tablet, a form of administration believed to be of particular benefit because of the rapid onset of absorption and the high percent of active ingredient absorbed. It is believed that GelStat Sleep may offer consumers an effective OTC sleep aid without the risks and side effects associated with other OTC and prescription sleep aids.

GelStat Sleep

GelStat Sleep is a sleep aid that employs a unique combination of active ingredients, each of which has independently been shown in certain studies to be effective in promoting healthy sleep. Those ingredients are combined with proprietary adjuncts as part of the delivery system intended to provide rapid, effective and safe administration when used as directed. The tablets are specifically formulated for effective delivery of active ingredients. Unlike nearly all other non-prescription sleep aids, GelStat Sleep does not contain antihistamines. Antihistamines cause drowsiness, but they are often ineffective sleep aids, and have side effects that create problems for many users.

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GelStat Migraine is administered under the tongue, where it is held in place briefly before being swallowed. Gelstat Migraine is provided in single dose dispensers, which are intended to ensure ease of use as well as consistent, accurate administration of medication. By utilizing an orally dispersible tablet to deliver the planned combination of ingredients, the product contains advantages relative to competing products. GelStat Sleep is provided as an orally dispersible tablet, a form of administration believed to be beneficial because of the rapid onset of absorption and the high percent of active ingredient absorbed. It is believed that GelStat Sleep may offer consumers an effective OTC sleep aid without the risks and side effects associated with other OTC and prescription sleep aids.

The global insomnia therapeutics market is expected to reach $3.45 billion by 2025, according to a new report by Grand View Research, Inc.

“Global Sleep Aids Market size was valued at $49,543 million in 2016, and is estimated to reach $79,851 million by 2023, registering a CAGR of 7.0% from 2017 to 2023. Sleep is a biological requirement that maintain metabolic homeostasis, influences memory and other cognitive function, and regulates immune function. Sleep aids are drugs and medical devices used to diagnose and treat various sleep disorders, such as sleep apnea and insomnia. Lack of quality sleep leads to sleep disorders, which are caused due to medical issues, physical disturbances, environmental problems, and psychiatric disorders. These sleep disorders are expected to adversely affect the human health and lead to number of chronic diseases, such as high blood pressure, diabetes, arthritis, and stroke. Thus, it is important to treat and diagnose these disorders at an early stage. In addition, rising innovations in sleep aid devices, developing drugs for inappropriate sleep and rising utilization of compact sleep apnea devices is relied upon to add to the development of the global sleep aids market.” (Sleep Aids Market by Product and Sleep Disorder - Global Opportunity Analysis and Industry Forecast, 2017-2023, Onkar Sumant and Tenzin Kunsel, 2017).

This market is primarily driven by the presence of patented molecules, potential clinical pipeline candidates, rising stress level, and increase in geriatric population who find it difficult to fall asleep.

Increase in prevalence of insomnia, awareness about this condition and availability of safer drugs are anticipated to fuel revenue growth. The COVID-19 pandemic and turbulent political climate is expected to create additional demand for this product.

There is heavy competition in insomnia therapeutics market segment, with new competition being introduced to this market regularly, and with customers frequently changing their behavior, primarily to avoid prescription and narcotics, and to compensate for their increased tolerance to medications or supplements. Competition in this segment includes Koninklijke Philips N.V., Merck & Co., Sanofi, eVilbiss Healthcare LLC., Pfizer Inc., SleepMed Inc., Cadwell Laboratories Inc., Compumedics Limited, Natus Medical Incorporated, and GlaxoSmithKline plc. However, the aforementioned companies' primary products require prescription, creating an opportunity for GelStat Sleep, an effective OTC supplement, which has room to grow share in this massive segment through high volume marketing engagements and infomercial style marketing directed to social media platforms.

FDA Approval

In general, the Company's products are regulated both by the U.S. Food and Drug Administration (the "FDA") and by the U.S. Federal Trade Commission (the "FTC") as well as States through their “little FTC” laws and rules as well as other consumer protection laws. Internationally, the Company must comply with the federal and local laws of each country.

The FDA treats homeopathic drugs, both prescription and OTC, differently than non-homeopathic drugs. Unlike non-homeopathic drugs, homeopathic drugs are not required to submit to pre-market approval and are not required to be tested for safety and effectiveness. Homeopathic drugs must meet the standards set forth by the Homeopathic Pharmacopoeia of the United States.

Under the Federal Food, Drug, and Cosmetic Act, homeopathic products are subject to the same requirements related to approval, adulteration and misbranding as other drug products. Homeopathy is generally based on two main principles:

•	that a substance that causes symptoms in a healthy person can be used in diluted form to treat symptoms and illnesses, a principle known as “like-cures-like”; and

•	the more diluted the substance, the more potent it is, which is known as the “law of infinitesimals.”

There are currently no known homeopathic products approved by the FDA. Since homeopathic drug products have not been approved by FDA for any use, they may not meet modern standards for safety, effectiveness, and quality. There are no known FDA-approved products labeled as homeopathic; this means that any product labeled as homeopathic is being marketed in the U.S. without FDA evaluation for safety or effectiveness.

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The FDA’s proposed approach towards homeopathic products prioritizes regulatory and enforcement actions involving unapproved homeopathic products that pose the greatest risk to patients. Many homeopathic products will likely fall outside the risk-based categories described in the revised draft guidance. The FDA intends to focus its enforcement authorities on the following kinds of products:

•	with reported safety concerns;

•	that contain or purport to contain ingredients associated with potentially significant safety concerns;

•	for routes of administration other than oral or topical, e.g. for use as an injection or taken nasally;

•	that claim to treat or prevent serious and/or life-threatening diseases and conditions, such as cancer;

•	marketed to vulnerable populations, including children, pregnant women and the elderly; or

•	with significant quality issues.

In general, the FTC and the FDA prohibit fraud in the marketing of homeopathic drugs, monitor OTC versus prescription use of homeopathic drugs, hold homeopathic drugs to several labeling requirements, and require production incompliance with current good manufacturing practices (with some minor exceptions).

The FDA prohibits "health fraud," defined as:

The deceptive promotion, advertisement, distribution or sale of articles, intended for human or animal use, that are presented as being effective to diagnose, prevent, cure, treat, or mitigate disease (or other conditions), or provide a beneficial effect on health, but which have not been scientifically proven safe and effective for such purposes. Such practices may be deliberate, or done without adequate knowledge or understanding of the article.

Only those homeopathic drugs that treat "self-limiting" conditions that the average consumer can recognize and diagnose are allowed to be marketed as OTC drugs. Homeopathic drugs that claim to treat serious diseases and those that require diagnosis by a physician, such as AIDS or cancer, must be marketed as prescription homeopathic drugs - they cannot be sold as an OTC drug.

The FDA requires that homeopathic drugs be properly labeled. “A drug or device shall be deemed to be misbranded if its labeling is false or misleading in any particular fashion.” Furthermore, Section 352 of the Act requires that the name and place of business of the manufacturer, packer, or distributor be placed on the package. Homeopathic drugs for retail sale must also bear adequate directions for use that can be interpreted by the average lay person, and their ingredients as well as the dilution of each active ingredient must be stated (with dilution stated as the number of 1:10 dilutions required to arrive at the final concentration of active ingredient). The label must also state at least one major indication for the drug, the drug's established name, and any applicable warnings.

Brand Strategy

Consumers worldwide constantly weigh medication benefits over their risks and side effects. Their search for healthier products fuels the alternative medicine demand, creating some instances of over the counter performance exceeding prescription.

On top of this behavior, people need a reliable support community to provide reliable tools and resources to manage and contain their particular ailment or requirement.

We plan to become a support environment providing the required interactions that allows consumers to safely address their health concerns, find solutions to their requirements and establish a social community that drives awareness for our products and values.

Our platform will allow for several products and divisions to coexist and benefit from each other’s success and provide common fulfillment infrastructure to ensure high levels of customer satisfaction with efficient order to delivery processes.

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We will spread goals across three operational phases to ensure success:

Phase A “Recover”

•	Higher focus on robust controls and documentation

•	Achieve total effective order fulfillment for all sources

•	Achieve individual profitability for each product line

Phase B “Stabilize”

•	Establish a source path for all products and reintroduce to market previous successful products

•	Develop new products and/or derivatives and update/create new patents

Phase C “Grow”

•	Expand and acquire additional products and/or business in support of expanding market share

Our Corporate Strategy

The service and sourcing of our products will contain the following characteristics:

Customer Service

We aim to maintain strong relationships with our diverse customer base. We will require streamlined processes that evaluates retail customer satisfaction metrics across all process stages ensuring each unique business unit customers’ requirements are incorporated into their scope.

Order/Service Fulfillment

Deploying effective Six Sigma-driven productive chain control processes will allow for controlled continuous improvement operations sharing common methodologies while maintaining uniqueness in each operating structure ensuring cost effective use of resources and external logistic service providers such as Amazon to maintain high levels of customer satisfaction and allow competitive pricing.

Administrative Infrastructure

Having a central financial data concentration repository will allow for effective metrics and deliverables across the organization while maintaining individuality of each profit center.

Pipeline

We are finalizing steps to bring to market mature candidates to address prevent migraines; derived from GelStat Migraine. Following a similar development methodology, GelStat Sleep is being overhauled to improve cosmetics and produce derivative applications. In addition to our internal development efforts, we are constantly searching for candidate products to be acquired.

Marketing

Our commercial strategy will includes maximizing several parallel channels growing each independently until capitalization when a full integration will be sustained. Our efforts will focus on the following channels:

Digital Advertising

This space provides a huge impact base with unlimited flexibility to increase awareness and generate leads and will consider three sub-channels:

-	Google Ad Words – Immediate investment to build and support awareness at a low-cost driving traffic to website and ecommerce resources.

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-	Digital Media – Establish investment plan for medium to long term advertising in websites with aligned target audience.

-	Social Media – Social targeted interactions designed to build awareness and community engagement driving lead generation and extending our own support environment.

Digital hub

Establish a web presence with clear product and company information, robust e-business infrastructure and user-friendly social support environment.

BTL (Campaigns and Activations)

Establish investment plan for medium to long-term real-world activities to allow target audience to engage with our products.

Distributor network

Create regional presence through collaboration with individual distributors responsible for defined market objectives supporting diverse points of sale. We will continue to operate as a direct-to-consumer retailer, and will continue to evolve its hybrid model aiming to balance network marketing strategies with and expanded distribution base through party plan strategies motivating individual channel throughout under an umbrella of marketing, validation and social media resources.

GelStat will market products with national digital reach and progressive regional incursions targeting concentrated market areas and designed to grow our distribution network. Our distributor network currently has both a Northeast and Southwest presence and we expect to expand to new locations.

Supply Chain

Our product manufacturing has been outsourced to date and, in the future, will be performed by a quality company willing and able to support future requirements. We are also seeking additional suppliers to improve our product’s cost, quality and presentation. We do not anticipate any issues related to locating such suppliers.

Competition

There is heavy competition in this market segment, with new competition being introduced to this market regularly, and with customers frequently changing their behavior, primarily to avoid prescription and narcotics, and to compensate for their increased tolerance to medications or supplements. Competition in this segment includes Koninklijke Philips N.V., Merck & Co., Sanofi, eVilbiss Healthcare LLC., Pfizer Inc., SleepMed Inc., Cadwell Laboratories Inc., Compumedics Limited, Natus Medical Incorporated, and GlaxoSmithKline plc. However, the aforementioned companies' primary products require prescription, creating an opportunity for GelStat Sleep, an effective OTC supplement, which has room to grow share in this massive segment through high volume marketing engagements and infomercial style marketing directed to social media platforms.

Intellectual Property

Our intellectual property consists of three key formulations for natural products addressing pain (migraine, and arthritis), insomnia and energy deficiency. The formulae for each of our supplements is proprietary. We are not intending to patent the formulae at this time due to the costs and our likelihood of receiving a patent. We intend to revisit this in the next few years.

Legal Proceedings

None.

Research and Development

In the past, hawse have worked with leading researchers to identify unique products that address large and underserved markets and has proven efficacy for products which are now in our pipeline. These products will be the next additions to our portfolio expanding our market reach. Additional target products have been identified that will improve and expand our legacy product offering including alternative delivery, additives, and combinations. Our research philosophy will continue forward looking to develop additional products to address additional ailments and markets.

Employees

We have two full-time employees and one part-time employee.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

GelStat is a consumer health care company dedicated to the cost-effective development and marketing of over-the-counter (OTC) and other non-prescription consumer health care products. We are a Delaware company focused on offering non-CBD/non-nonsteroidal anti-inflammatory homeopathic drugs (non-NSAID) targeting consumer concerned with migraines, headaches, energy enhancement or sleep. We plan to introduce enhanced versions of our current line of products allowing for improved performance and focusing on prevention of symptoms when that formulation is supported by scientific research.

GelStat operates as a direct-to-consumer retailer and will continue to evolve its hybrid model looking to balance network marketing strategies with an expanded distribution base through party plan strategies motivating individual channel throughput under an umbrella of marketing, validation and social resources. In addition, we plan to market products with national digital reach and progressive regional incursions targeting concentrated market areas and designed to grow our distribution network.

Our primary source of working capital has been funds raised in the Regulation A+ offering and a convertible note. We have raised $100,000 through its sale of 33,333,333 shares of common stock through its Regulation A+ offering in 2021, and issued a convertible note in the amount of $120,000 in 2022, see “Recent Developments” below.

If the current outbreak of the coronavirus continues to grow, the effects of such a widespread infectious disease and epidemic may inhibit our ability to conduct our business and operations and could materially harm our Company. The coronavirus may cause us to have to reduce operations as a result of various lock-down procedures enacted by the local, state or federal government, which could restrict our ability to conduct our business operations. The coronavirus may also cause a decrease in spending on the types of products that we plan to offer, as a result of the economic turmoil resulting from the spread of the coronavirus and thereby having a negative effect on our ability to generate revenue from the sales of our products. The continued coronavirus outbreak may also restrict our ability to raise funding when needed and may also cause an overall decline in the economy as a whole. The specific and actual effects of the spread of coronavirus are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of the coronavirus, if it continues, may cause an overall decline in the economy as a whole and also may materially harm our Company.  In addition, the continued spread of COVID-19 could disrupt our supply chain and the manufacture or shipment of our products, and other related activities, which could have a material adverse effect on our business, financial condition and results of operations. COVID-19 has also had an adverse impact on global economic conditions which could impair our ability to raise capital when needed.

Recent Developments

Settlement

On December 6, 2021, the Company entered into a Settlement Agreement (“Agreement”) with both a former member of management and a major shareholder. Pursuant to the Agreement, neither party admitted liability, and entered into a mutual waiver and release claims. As a result of the Agreement, more than 100 million shares of common stock will be returned to the Company’s treasury in 2022 and will be available for issuance in the future.

Convertible Promissory Note

On February 23, 2022, the Company issued a $120,000 convertible note to an accredited investor. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock. The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note is February 26, 2024. In connection with the issuance of the convertible note, we issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock. The common stock purchase warrant is exercisable through February 23, 2025 and exercisable at a rate of $0.003 per share of common stock.

Our auditor has identified a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements.

Although our auditor has concluded that our consolidated financial statements present fairly, in all material respects, the results of operations, financial position, and cash flows of our company and its subsidiaries in conformity with generally accepted accounting principles, our auditor has identified a material weakness in internal control over financial reporting related to the lack of segregation of accounting duties. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

We are initiating remedial measures, but if our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements, and we could be required to restate our financial results. If we are unable to successfully remediate this material weakness and if we are unable to produce accurate and timely financial statements, your investment in us may lose all or some of its value.

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Principal Factors Affecting our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to access additional capital and the size and timing of subsequent financings;

●	our ability to obtain funding required for the production of initial inventory as well as our operations;

●	the rate of progress and cost of development activities;

●	the cost and delays in product development that may result from changes in regulatory requirements applicable to our products;

●	the costs of sales, marketing, and customer acquisition;

●	willingness of healthcare providers to recommend our products; and

●	the costs of compliance with any unforeseen regulatory obstacles or governmental mandates in any states or countries in which we seek to operate.

Results of Operations for Years Ended December 31, 2021 and 2020

Revenues

Revenues in 2021 increased by 78% or $3,072 in comparison to 2020, mostly as a direct result of initiating operations of Product sales via e-commerce marketing and orders.

We also increased our customer base in 2021 compared to our limited startup activity in 2020.

During the year ended December 31, 2021, our customer base and revenue streams were comprised of approximately 0% B2B (Wholesale Distributors and Enterprise Institutions) and 100% B2C (consumers who bought through our online ecommerce platform and through Amazon, Google, etc.).

During the year ended December 31, 2021, we had a customer base that reached 42 cities across nine states in the U.S. and three other countries.

Cost of goods sold

Cost of goods sold increased $1,606 during 2021 in comparison to 2020, primarily due to increased sales volume. As a result, total gross margin resulted in 58% in 2020.

Wages and benefits

Wages and benefits for 2021 increased $44,330 compared to year 2020, primarily as a result of increased operational requirements of operations.

Professional fees

Professional fees consist of costs attributable to consultants and contractors who primarily spent their time on legal, accounting, product development, and business development. Such costs increased $71,064 or 412% in 2021 compared to 2020. As a result, the Company believes it has complied with federal, state, local and shareholder obligations.

Sale and marketing expenses

Sales and marketing expenses increased $6,533 during 2021 in comparison to 2020, primarily due to product placement and consumer awareness efforts.

General and administrative

General and administrative costs during 2021 were $1,030 in comparison to 2020, mostly due to the implementation of processes and infrastructure to support renewed business operations. We expect these numbers to increase as we ramp up our overall business after the COVID crisis.

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Other expense/income, net

Other expense/income in 2021 was a net expense of $161,933, compared to 2020 where we had an expense of $291, a difference of 161,642.

Net loss

Net loss during 2021 increased by $297,405 in comparison to the net loss incurred during 2020, primarily as a net result of overall operating expenses.

On an earnings-per-share basis, we saw no material change in loss per share from ($0.00) in 2020 to ($0.00) in 2021.

Liquidity and Capital Resources for Years Ended December 31, 2021 and 2020

As of December 31, 2021, we had $67,138 in cash and $142,290 of total current assets, and $498,338 of current liabilities, resulting in a working capital deficit of $356,048 compared to $767 in cash and a working capital deficit of approximately $230,085 as of December 31, 2020.

Net cash used in operating activities was $204,858 for 2021 compared to net cash used of $85,219 for 2020. The increase in net cash used in operating activities was largely attributed to net operating losses offset by accrued interest of note issuances and other accrued expenses.

There was no net cash used for investing activities during 2021 or 2020.

Net cash provided by financing activities during 2021 was $271,229 and consisted of proceeds totaling $33,747 received from advances under CARE loans, proceeds from the sale of common stock of $100,000, proceeds from a convertible note in the amount of $50,000a loan in the amount of $87,482 from a related-party. Net cash by financing activities during 2020 was $33,750 received from advances under CARE loans and a loan from a related party in the amount of 51,095.

We expect to continue to generate revenues from our ongoing operations. We also expect to see new revenues as we continue to grow the customer base for GelStat Migraine. In 2022, we expect to introduce upgrades to GelStat Migraine, adding an oil-based version improving delivery and boosting terpenes to increase effectiveness.  We also expect improving our GelStat Sleep product. We stress that the improvements of these products are contingent on our ability to meet working capital needs and raise additional debt and equity in capital markets.  Our revenues are still unpredictable and may not be sufficient to fund all our operational needs. Accordingly, we anticipate that we will have negative cash flow from our operations and, therefore, will have to raise additional capital in order to fund our operations in 2022.

During years ended December 31, 2021 and 2020, except for two government backed PPP loans, and the convertible notes described herein, the Company has not taken any new debt.

On May 1, 2020, the company entered into a promissory note (the “Note”) with Bank of America, which provides for a loan in the amount of $33,750 (the “Loan”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).  The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%).  Monthly principal and interest payments were deferred for seven months after the date of disbursement and was again extended an additional six months from the date of disbursement.  The Loan may be prepaid at any time prior to maturity with no prepayment penalties.  The Company applied for the PPP loan forgiveness and this loan was forgiven.

On January 28, 2021, the Company entered into a second promissory note (the “Second Note”) with Bank of America, which provides for a loan in the amount of $33,747 (the “Second Loan”) pursuant to the Second Draw of the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).  The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments are deferred for seven months after the date of disbursement and was extended additional six months from the date of disbursement.  The Company applied for the PPP loan forgiveness and this loan was also forgiven.

In addition to continuing to incur normal operating expenses, we intend to continue our research and development efforts for our various products, including website development, and we also expect to further develop our sales, marketing and manufacturing programs associated with the commercialization of our products. We currently do not have sufficient capital on hand to fully fund our proposed research and development activities, which lack of product development may negatively affect our future revenues.

On July 8, 2021, GelStat issued a one-year $59,444 convertible note and received $50,000 in proceeds after discount and fees. This note bears no interest and is due July 8, 2022. GelStat also issued 25,000,000 shares and a five-year warrant to purchase 5,944,444 shares as additional consideration for this note.

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Convertible Promissory Note

On February 23, 2022, the Company issued a $120,000 convertible note to an accredited investor. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock. The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note is February 26, 2024. In connection with the issuance of the convertible note, we issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock. The common stock purchase warrant is exercisable through February 23, 2025 and exercisable at a rate of $0.003 per share of common stock.

As noted above, based on budgeted revenues and expenditures, unless revenues increase significantly, we believe that our existing and projected sources of liquidity may not be sufficient to satisfy our cash requirements for the next twelve months. Accordingly, we will need to raise additional funds in 2022. The sale of additional equity securities will result in additional dilution to our existing stockholders. Sale of debt securities could involve substantial operational and financial covenants that might inhibit our ability to follow our business plan. Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of the Company held by our existing security-holders. The amount of this dilution may be substantial based on our current stock price, and could increase if the trading price of our common stock declines at the time of any financing from its current levels. We may also attempt to raise funds through corporate collaboration and licensing arrangements. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to grant licenses on terms that are not favorable to us. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain the needed additional funding, we may have to further reduce our current level of operations, or, may even have to totally discontinue our operations.

We are subject to many risks associated with early stage businesses, including the above discussed risks associated with the ability to raise capital. Please see the section entitled “Risk Factors” in our Offering Circular for more information regarding risks associated with our business.

Plan of Operations

We have not yet generated any significant revenues. During the next twelve months, we plan to develop new products. Because we have identified potential in the Migraine and Sleep core products, we plan to invest resources in improving their packaging, delivery methods and usage recommendations in an attempt to promote lower costs and higher usage patterns.

Specifically, we plan to reintroduce Sleep with a new formulation, packaging and delivery. We believe this will support our complimentary plans to launch a new Migraine produce and improve sourcing, registration, commercial and distribution efforts to grow Migraine sales volumes. We aim to achieve positive cashflow within the next twelve (12) months while establishing an organic growth pattern increasing the product and brand potential during which new products are planned to be developed.

In parallel and with our affecting our path towards profitability and return to market, GelStat must initiate a development strategy to bring additional products and services to market. Therefore, we also plan to invest significant resources in research and development. We will continue to evaluate opportunities to grow through acquisition or synergy.

We believe the offering amount of proceeds will satisfy our cash requirements to implement our plan of operations for the next twelve (12) months.

Trends Information

GelStat Migraine has proven itself as a reliable solution for our customers. Nine out of ten new customers developed repetitive purchase patterns which can be grouped in three main categories based on their cadence: migraines more than a month apart, migraines every month and several migraines per month.

GelStat also benefitted from the shift to e-business and online marketing having positive results and conversion on Google, Bing and Amazon platforms; allowing us to grow our customer base by an average of 40% on every campaign across platforms.

Consumer demand continues to shift towards products with healthier impact on their bodies and reduce risks of addition, overdose, or organ damage, thus trying to avoid prescription drugs and NSAIDs.

10

Regulatory Matters

Our products are subject to government regulation, both in the United States and abroad, which could increase our costs significantly and limit or prevent the sale of our products. The sale, advertisement and promotion of foods, dietary supplements, vitamins, minerals, herbal and homeopathic products and cosmetics that we sell are subject to regulation by the FDA, FTC, USPS, the U.S. Department of Agriculture and state regulatory authorities. Any of these government agencies, as well as legislative bodies, can change existing regulations, or impose new ones, or could take aggressive measures, causing or contributing to a variety of negative consequences, including:

•	requirements for the reformulation of products to meet new standards,

•	the recall or discontinuance of products,

•	additional record keeping,

•	expanded documentation of the properties of products,

•	expanded or different labeling,

•	adverse event tracking and reporting and

•	additional scientific substantiation.

Any or all of these requirements could have a material adverse effect on us. There can be no assurance that the regulatory environment in which we operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on us

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Going Concern

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact that we have had nominal revenues to date. Furthermore, our auditor identified material weaknesses. Our future is dependent upon our ability to obtain financing and upon future profitable operations. These factors raise substantial doubt that we will be able to continue as a going concern.

Regulation A Offering

We launched a Regulation A offering on December 18, 2021. To date, 33,333,333 shares of common stock were sold to one investor at a price of $0.003 per share. For the twelve months ended December 31, 2021, the amount raised pursuant to the Regulation A offering totaled $100,000, which we have used for working capital.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any.

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ITEM 3. DIRECTORS AND OFFICERS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers, directors and significant employees.

Name	Age	Position(s)	Term	Approximate hour per week for part-time employees
Javier G. Acosta	50	Director	October 2021 to September 2022*	Not applicable
		CEO	October 2021 to September 2022*	Not applicable
Paul W. Bucha		Director	October 2021 to September 2022*	Not applicable
Adrian Goldfarb	65	Director	October 2021 to September 2022*	Not applicable
William R. Colucci	84	Director	October 2021 to September 2022*	Not applicable

*Each office/position shall be held until the next annual meeting of the company’s stockholders in 2022.

Javier G. Acosta. Mr. Acosta, combines over 10 years of experience in technology integration industries senior management, following a 16-year career in the automotive industry. Previously he had been involved in Duos Technology, Inc., a company in software development and technology integration, holding positions including Vice President of Sales and Marketing and Vice President of Operations. During 2018, he was the Lead Consultant for MotoDrive, a company involved in automotive manufacturing and distribution. From 2012 to 2018, he served as Operations Director with Organizacion Interamericana de Asesoria y Comercio, a company dedicated to industrial automation and control systems integration. He has an Engineering undergraduate degree from Universidad Iberoamericana.

Adrian Goldfarb. Mr. Goldfarb is a 40-year industry veteran including more than 30 years in information technology. He began his career with IBM as a financial specialist in an enterprise systems group focused on IT solutions in the oil industry. He has worked in marketing, operations and finance with both large and small organizations including 10 years with a subsidiary of Fujitsu both at headquarters and European operations. For most of the past 20 years he has specialized in new venture and early-stage organizations. From 1998 until 2002 Mr. Goldfarb was Managing Director of WSI Europe, a division of the Weather Channel turning long time loss making divisions to profitability. From June 2002 to December 2007, Mr. Goldfarb served on the Board of Directors of MOWIS GmbH, an Austrian-based Weather Technology Media company. He also served as their interim Chief Financial Officer and led the management team in securing seed capital to fund growth. MOWIS was acquired as a strategic new media portal in 2007 by one of Europe's largest media groups. From February 2008 through October 2012 Mr. Goldfarb served as Chief Financial Officer of Ecosphere Technologies, Inc. where he was instrumental in guiding the Company through its growth from $0.3 million in annual revenues in 2008 to more than $21 million in annual revenues in 2011. Currently, Mr. Goldfarb serves as Chief Financial Officer of Duos Technologies Group, Inc . Mr. Goldfarb BA in Business specializing in Finance from Rutgers University in Newark, NJ.

William R. Colucci. William R. Colucci has been a consultant to the Company and a director since 2007. From 2008-2010, he advised Ermis Pharmaceuticals in developing a market strategy for their all natural acne and face products. From 2004 to 2007 he served as Corporate Secretary for Universal Capital Management, Inc., a publicly traded Business Development Company. Since 1999, Mr. Colucci has served as an independent consultant providing business consulting services to emerging growth companies. Mr. Colucci was elected as a director for his experience with emerging growth companies.

Paul W. Bucha. Paul Bucha has served as a director since 2011. Mr. Bucha, has been the CEO of Terra Mark II, LLC since December 2005. Under his leadership, it was established to continue work on real estate projects in Bermuda and other environmentally sensitive locations after the buy-out of majority owners of Terra Mark, LLC, joint venture with Greenfield Partners of Norwalk, Connecticut. In addition, Mr. Bucha has been a director of M Group, USA since 1994. M Group, USA is a family-owned real estate and investment company with projects in Switzerland, United Kingdom, Caribbean basin and USA. He has oversight of all aspects of company activities. Mr. Bucha was appointed director because of his extensive business experience.

Family Relationships

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

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Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the SEC) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company’s internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Directors can adequately perform the functions of such committees.

Legal Proceedings

Our Directors/Officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or

4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

5.	such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

13

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the Board of Directors or any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Form 1-K.

Compensation

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Javier Acosta(1)(2)(3)	Officer, Director
2021			$100,000	$100,000
2020			$25,000	$25,000
Adrian Goldfarb(2)(4)	Director, Chairman
2021			$24,000	$24,000
2020			$47,625	$47,625
William R. Colucci(2)(5)	Director
2021			$12,000	$12,000
2020			$12,000	$12000
Paul W. Bucha(2)(6)	Director
2021			$12,000	$12000
2020			$12,000	$12000

———————

(1)	After raising at least $500,000 from offering proceeds, salaries will be activated for President / CEO at $150,000 annually. In addition, Mr. Acosta will receive a $100,000 performance bonus to be paid in $100,000, subject to approval of a Strategic Plan for 2021 and approval of the Compensation Committee.

(2)	Starting in the second quarter of 2021, each director received compensation in the amount of $12,000 for one full year of service, paid in stock at the discretion of the Company, and the chairman of the board received an additional $12,000 paid in stock.

(3)	Javier Acosta received 16,666,667 shares of common stock as compensation for service on the board during 2020, and 33,333,333 shares of common stock as compensation for service on the board during 2021.

(4)	Adrian Goldfarb received 16,000,000 shares of common stock as compensation for service on the board during 2020, plus 9,843,750 shares of common stock, origination shares, in connection with the July 31, 2020 securities purchase agreement, plus 53,209,459 shares of common stock as a result of a cashless exercise of 78,750,000 warrants in connection with the July 31, 2020 securities purchase agreement. Mr. Goldfarb received 8,000,000 shares of common stock as compensation for service on the board during 2021, as well as 5,000,000 warrants issued in connection with the November 2021 financing. Warrant option available upon request.

(5)	William Colucci received 8,000,000 shares of common stock as compensation for service on the board during 2020, and 4,000,000 shares of common stock as compensation for service on the board during 2021. Warrant option available upon request.

(6)	Paul Bucha received 8,000,000 shares of common stock as compensation for service on the board during 2020, and 4,000,000 shares of common stock as compensation for service on the board during 2021. Warrant option available upon request.

No Executives or Officers have received compensation since the inception of the Company. They have agreed to forego such compensation until the Company achieves a sufficient financial position as determined by the Board of Directors.

14

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officer(s) since our incorporation.

Employment Agreements

We do not currently have any employment agreements in place.

Compensation Discussion and Analysis

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted, shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officers performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of April 20, 2022 (i) by each of our executive officers and directors who beneficially owns more than 10% of any class of our voting securities; (ii) by all of our executive officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 10% of any class of our voting securities. Unless otherwise specified, the address of each of the persons set forth below is in care of our company at 7554 SW Jack James Drive, Stuart, FL 33997.

As of April 20, 2022, the members of the Board and the executive officers of the Company hold 0.24 percent of the issued and outstanding capital stock of the Company. Members of the Board, executive officers of the Company, and other persons owning ten percent or more of the Company’s issued and outstanding capital stock as a group include the following:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned(1)
Executive Officers and Directors
Adrian Goldfarb	87,768,609	14.20%	15	29.41%	21.96%
Javier Acosta	50,000,000	8.09%	16	31.37%	19.96%
William Colucci	13,575,000	2.20%	10	19.61%	11.08%
Paul Bucha	12,500,000	2.02%	10	19.61%	10.99%
10% Shareholders
Laurence Gershman	126,017,131	20.39%			9.99%

———————

(1)	Assuming one share of preferred stock is equivalent to 12,611,296.10 votes.

15

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following includes a summary of transactions since the beginning of our 2020 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Item 3. Directors and Officers—Compensation of Directors and Executive Officers”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Other than disclosed herein, none of the members of the Board, the Company’s executive officers, or other affiliates have or will be involved in a material company transaction as of the date of this Form 1-K.

On July 31, 2020 we entered into a securities purchase agreement with Adrian Goldfarb pursuant to which we have issued that certain Promissory Note in the principal amount of $75,000 with Adrian Goldfarb (the “Goldfarb Note”) which carries an annual interest rate of 12% and an Original Issue Discount of 5%, and a warrant to purchase up to 78,750,000 shares of our common stock with an aggregate exercise price of $0.006. The Goldfarb Note is convertible upon default on payment or at any time at the lowest price 10-day volume weighted average price (VWAP) upon conversion into stock and its maturity date is the earlier of June 30, 2025 or the third business day after the closing of the public offering of $1 million or greater. The balance of this note as of December 31, 2021 and December 31, 2020 was $138,577 and $51,095.

ITEM 6. OTHER INFORMATION

We have no information to disclose that was required to be in a report on Form 1-U during the last six months of the year ended December 31, 2021, but was not reported.

ITEM 7. FINANCIAL STATEMENTS

GELSTAT CORP.

FINANCIAL STATEMENTS

16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of GelStat Corporation

Stuart, FL 34997-7258

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GelStat Corporation, (the “Company”), as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses, and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

56 Rockford Road, Wilmington, DE 19806-1004 | Phone: 302-652-4783

ciroadamscpa.com

17

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Wilmington, DE 19806-1004

May 2, 2022

We have served as the Company’s auditor since 2021.

18

GELSTAT CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31
	2021	2020

Revenues	$7,022	$3,950
Cost of goods sold	3,019	1,413
Gross Margin	4,003	2,537

Operating expenses:
Personnel costs	177,495	133,165
Legal and professional	88,308	17,244
Rent expense	28,536	14,264
Selling, general and administrative expenses	22,974	15,411
Total operating expenses	317,313	180,084

Other Income(expense):
Grant income - PPP Cares Act	67,497	—
Interest expense	(230,369)	(2,291)
Other income (settlement with creditors)	939	2,000
Total Other Income(expense)	(161,933)	(291)

Net loss	$(475,243)	$(177,838)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	512,926,145	499,993,540

The accompanying notes are an integral part of these financial statements.

19

GELSTAT CORP.

BALANCE SHEET

	December 31,
	2021	2020
Assets

Current Assets
Cash	$67,138	$767
Accounts receivable	91	30
Inventory	75,061	75,263
Total Current Assets	142,290	76,060

Other assets:
Warehouse right of use	37,800	62,160
Security deposits	2,000	2,000
	39,800	64,160
Total Assets	$182,090	$140,220

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable	$55,547	$51,565
Accrued expenses	183,714	91,450
Other current liabilities	11,773	—
Loans - PPP Cares Act	—	33,750
Loans - related party	138,577	51,095
Due to/from related party	3,925	3,925
Warehouse lease liability -current portion	25,080	24,360
Convertible note payable, net of discount	29,722	—
Preferred stock payable	50,000	50,000
Total Current Liabilities	498,338	306,145

Other Liabilities
Warehouse lease liability -long term portion	12,720	37,800

Stockholders’ Deficit
Common stock, $0.01 par value, 5,000,000,000 shares authorized;
558,326,873 and 449,935,540 shares issued and outstanding at December 31, 2021 and 2020	5,583,268	4,999,935
Additional paid-in-capital	13,561,884	13,795,217
Accumulated deficit	(19,474,120)	(18,998,877)
Total Stockholders’ Deficit	(328,968)	(203,725)

Total Liabilities and Stockholders' Deficit	$182,090	$140,220

The accompanying notes are an integral part of these financial statements.

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GELSTAT CORP.

STATEMENT OF CASHFLOWS

	For the Years Ended December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(475,243)	$(177,838)
Adjustments to reconcile net loss to net cash used in operating activities:
PPP - Cares Act forgiveness of debt	(67,497)	—
Amortization of loan discount	39,166	—
Accrued interest of note issuance	190,556	—
Changes in operating assets and liabilities:
Accounts receivable	(61)	(30)
Inventory	202	(75,263)
Security deposits	—	(2,000)
Due to/from related party	—	1,173
Accounts payable	3,982	27,289
Accrued expenses	92,264	91,450
Other current liabilities	11,773	—
Preferred stock payable	—	50,000
Net cash used in operating activities	(204,858)	(85,219)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of common stock	100,000	—
Loans - PPP Cares Act	33,747	33,750
Proceeds from loans - related party	87,482	51,095
Proceeds from convertible note	50,000	—
Net cash provided by financing activities	271,229	84,845

Net increase (decrease) in cash	66,371	(374)

Cash - beginning of period	767	1,141

Cash - end of period	$67,138	$767

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—
Taxes	$—	$—

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Operating lease liability	$—	$62,160

The accompanying notes are an integral part of these financial statements.

21

GELSTAT CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

	Common Stock		Additional		Total
	$0.01 Par Value		Paid in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance December 31, 2019	499,993,540	$4,999,935	$13,795,217	$(18,821,039)	$(25,887)
Net loss for the year ended December 31, 2020	—	—	—	(177,838)	(177,838)
Balance December 31, 2020	499,993,540	$4,999,935	$13,795,217	$(18,998,877)	$(203,725)
					—
Issuance of common stock for debt	25,000,000	250,000			250,000
Issuance of common stock for cash	33,333,333	333,333	(233,333)		100,000
Net loss for the year ended December 31, 2021			—	(475,243)	(475,243)
Balance December 31, 2021	558,326,873	$5,583,268	$13,561,884	$(19,474,120)	$(328,968)

The accompanying notes are an integral part of these financial statements.

22

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 and 2020

NOTE 1 - Business

GelStat Corporation ("the Company" or "GelStat") is a consumer health care company dedicated to the cost-effective development and marketing of over-the-counter (OTC) and other non-prescription consumer health care products. Our efforts are focused on proprietary, innovative products that address the multi-billion-dollar global markets.

In March 2020, a new CEO was appointed. In July 2020, the CEO initiated operations with the purchase of inventory and leasing of office and warehouse space. In late 2020, the Company began reengaging with capital markets and seeking additional financing which is ongoing at this time.

NOTE 2- Liquidity and Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company had a net loss of $475,243 for the year ended December 31 2021. The Company has an accumulated deficit of $9,267,062 and a stockholders’ deficit of $19,474,120 as of December 31, 2021 and used $204,858 in cash flow from operating activities for the year then ended.

Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date these financial statements were issued. The ability to continue as a going concern is dependent upon profitable future operations, positive cash flows, and additional financing.

Management intends to raise money through a Regulation A Funding, which through December 31, 2021 raised a total of $100,000 of the $5,000,000 offering. Such funds will enable the company to develop and markets its products and for its working capital needs. Management cannot provide any assurances that the Company will be successful in completing these undertakings and accomplishing any of its plans.

NOTE 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting.

Management's Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. The Company’s significant estimates include, the valuation of inventories and the realizability of income tax assets Actual results could differ from these estimates.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash. The Company places its cash with financial institutions of high credit worthiness. At times, its cash with a particular financial institution may exceed any applicable government insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it is a credit counterparty, and as such, it believes that any associated credit risk exposures are limited.

23

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 and 2020

Risks and Uncertainties

The Company is undertaking a new business venture that is inherently subject to significant risks and uncertainties, including financial, operational, technological and other risks that could potentially have a risk of business failure.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash and equivalents for purposes of the statement of cash flows.

Accounts Receivable

Accounts receivables are recorded at the invoiced amount and do not bear interest. As of December 31, 2021 and 2020, the Company did not record an allowance for uncollectible accounts.

Inventories

Inventories are valued using average actual cost. Inventory items replaced by an alternative and rendered unusable or diminished in value are considered to be obsolete. Obsolete inventory items are written down to zero.

Revenue Recognition

In accordance with ASC 606 revenue is recognized upon transfer of control of promised products and/or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products and services. The Company currently sells its products through direct, retail and distributor sales channels with a national reach across the USA. The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists, shipment has occurred, the price is fixed or determinable, and the sales revenues are considered collectible. Subject to these criteria, the Company recognizes revenue at the time of shipment of the merchandise to the retail customer.

Cost of Revenue

Cost of revenues consists primarily of product costs and shipping and handling, which are directly attributable to the sale of products.

Advertising

Advertising costs, including the cost of promotional products, which totaled $8,211 and $1,678 for the year end December 31, 2021 and 2020, are charged to operations when incurred.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment, (“ASC 360”). Long-lived assets consist primarily of property, plant and equipment. In accordance with ASC 360, the Company periodically evaluates long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When triggering event indicators are present, the Company obtains appraisals on an asset-by-asset basis and will recognize an impairment loss when the sum of the appraised values is less than the carrying amounts of such assets. The appraised values, based on reasonable and supportable assumptions and projections, require subjective judgments. Depending on the assumptions and estimates used, the appraised values projected in the evaluation of long-lived assets can vary within a range of outcomes. The appraisals consider the likelihood of possible outcomes in determining the best estimate for the value of the assets. As of December 31, 2021 and 2020, the Company did not record any impairment losses.

24

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 and 2020

Income Taxes

The Company accounts for income tax using Accounting Standard Codification (“ASC 740”) “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

Earnings or Loss per Common Share

Basic earnings or loss per share is calculated as the income or loss attributable to common stockholders divided by the weighted average number of shares outstanding during each period. Diluted earnings or loss per share is calculated by dividing the net income or loss attributable to common shareholders by the diluted weighted average number of shares outstanding during the year.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-15, “Intangibles - Goodwill and Other - Internal-Use Software: Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract”, which aligns the requirement for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This ASU is effective for years beginning after December 15, 2020.

On July 1, 2020, the Company adopted ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The standard modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The adoption of ASU 2018-13 did not have a material effect on our consolidated financial statements and disclosures.

There are no other recent accounting pronouncements that are expected to have a material effect on the Company's financial statements.

25

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 and 2020

NOTE 4 – Debt

Notes Payable

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	Years Ended December 31,
Notes Payable	2021	Interest rate	2020	Interest rate
Related party note payable	$138,577	12%	$51,095	12%
PPP loan	—	1%	33,750	1%
Convertible note, net of discount	29,722		—
Total	$160.431		$84,845

Related Party

The Company entered into an agreement with a related party on July 31, 2020, whereby the related party loaned the Company the aggregate principal amount of up to $78,750 in tranches, pursuant to a note, repayable on June 30, 2022. The note carries an annual interest rate of 12% and an Original Issue Discount (OID) of 5%. In addition, the Company will issue warrants permitting the related party to purchase for cash 78,750,000 shares of the Company’s common stock at a price to be determined once sufficient authorized shares are available for issuance such that these shares do not exceed the amount of available authorized shares. The balance of this note as of December 31, 2021 and December 31, 2020 was $138,577 and $51,095.

PPP Loan

On May 1, 2020, the Company entered into a promissory note (the “Note”) with Bank of America, which provides for a loan in the amount of $33,750 (the “Loan”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments are deferred for seven months after the date of disbursement and was extended additional six months from the date of disbursement. The Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Company applied for the PPP loan forgiveness.

On January 28, 2021, the Company entered into a further promissory note (the “Second Note”) with Bank of America, which provides for a loan in the amount of $33,747 (the “Second Loan”) pursuant to the Second Draw of the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments are deferred for seven months after the date of disbursement and was extended additional six months from the date of disbursement. The Loan may be prepaid at any time prior to maturity with no prepayment penalties. The two PPP loans were both forgiven and the balance of PPP loan is $0 as of December 31, 2021.

Convertible note

On July 8, 2021, GelStat issued a one-year $59,444 convertible note and received $50,000 in proceeds after discount and fees. (The note bears no interest and is due July 8, 2022.) GelStat also issued 25,000,000 shares and a five-year warrant to purchase 5,944,444 shares as additional consideration for this note.

26

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 and 2020

NOTE 5 - Accounts payable and preferred stock payable

On June 13, 2020, the company entered into an inventory purchase agreement with vendor to purchase the inventory for $75,000 to be paid with $25,000 cash and $50,000 of GelStat preferred stock. The first cash payment of $10,000 was made on June 29,2020. As of December 31,2021, the remaining $15,000 of cash payment and the $50,000 of preferred stock is still payable.

NOTE 6 – Accrued Salary

As of December 31, 2021 and 2020, the Company has accrued $172,365 and $91,450 in salary to its CEO.

NOTE 7 – Inventory

Inventories are recorded at the lower of cost or net realizable value. The cost of finished goods is determined using average actual cost. The inventory consists of finished goods and amounted $75,061 and $75,263 as of December 31, 2021 and 2020.

NOTE 8 – Warehouse lease agreement

On June 28,2020, the company entered into a warehouse and office lease agreement at its current address 7554 SW Jack James Drive, Stuart, Florida 34997. The lease started July 1, 2020 and expires on June 30, 2023. The right-to-use asset recorded is $37,800 and $62,160 on December 31, 2021 and 2020.

At December 31, 2021, future cash payments under warehouse lease with terms of at least one year were as follows:

Amount
For the year ending December 31,
2022	$25,080
2023	12,720
Thereafter	—
$37,800
Less: imputed interest	2,268
Total operating lease liabilities	$35,532

27

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 and 2020

NOTE 9 – Income Taxes

The company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2021 and 2020 consist of net operating loss carryforwards and differences in the book basis and tax basis of intangible assets.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2021 and 2020 were as follows:

	Years Ended December 31,
	2021	2020
Income tax benefit at U.S. statutory rate of 21%	$(96,083)	$(37,346)
State income taxes	(16,471)	(7,928)
Non-deductible expenses	—	—
Change in valuation allowance	112,554	45,274
Total provision for income tax	$—	$—

	Years Ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforward	$(19,111,431)	$(18,998,877)
Intangible assets	—	—
	(19,111,431)	(18,998,877)
Valuation allowance	19,111,431	18,998,877
	$—	$—

NOTE 10 – Shareholders’ Equity

On June 22, 2021, the Company filed an amendment of its articles of incorporation with the State of Delaware to increase its authorized common stock shares to 5,000,000,000.

On July 19, 2021, the Company issued 25,000,000 shares of common stock concurrent with a convertible note. (See Note 4.)

In December, 2021, the Company sold 33,333,333 shares of common stock under its current Regulation A offering at $0.003 per share for total proceeds of $100,000.

NOTE 11 – Subsequent Events

Convertible Promissory Note

On February 23, 2022, the Company issued a $120,000 convertible note at a discounted price of $100,000. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock.  The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note is February 26, 2024.  In connection with the issuance of the convertible note, the Company issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock.  The common stock purchase warrant is exercisable through February 23, 2025, at a rate of $0.003 per share of common stock.

End of Financial Statements

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ITEM 8: EXHIBITS

Exhibit Index

Exhibit No.	Description
2.1*	Certificate of Incorporation
2.2*	Certificate of Amendment to Certificate of Incorporation filed May 16, 2011
2.3*	Certificate of Amendment to Certificate of Incorporation filed June 22, 2021
2.4*	Bylaws
2.5*	Agreement of Merger and Plan of Merger and Reorganization between GelStat, a Minnesota corporation and GelStat Corporation, a Delaware corporation
2.6*	Certificate of Merger of Foreign Corporation into a Domestic Corporation
3.1*	Certificate of Designation of Series A Preferred Stock filed July 6, 2021
4.1*	Form of Subscription Agreement
4.2*	Security Agreement between Company and Quick Capital, LLC
4.3**	Common Stock Purchase Agreement between the Company and Accredited Investor dated February 23,2022
4.4**	Convertible Promissory Note between the Company and Accredited Investor dated February 23, 2022

*   Previously filed

** Filed herewith

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 2, 2022	GelStat Corp.

/s/ Javier Acosta
	Name:	Javier Acosta
	Title:	Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Adrian Goldfarb	Director	May 2, 2022
Adrian Goldfarb

30